Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 2, 2003 accompanying the consolidated financial statements included in the Annual Report of Multi-Color Corporation on Form 10-K for the year ended March 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statement of Multi-Color Corporation on Form S-8, to be filed March 26, 2004.

/s/    Grant Thornton LLP

Cincinnati, Ohio

March 23, 2004